UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 21, 2005

SBC COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 E. Houston, San Antonio, Texas	78205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Throughout this document, the Registrant, SBC Communications Inc., is referred to as “we” or “SBC.” As described below, SBC will redeem an aggregate principal amount of $809.3 million in long-term debt previously issued by various subsidiaries of SBC.

On June 21, 2005, The Southern New England Telephone Company (“SNET”), a wholly-owned indirect subsidiary of SBC, provided irrevocable notice to U.S. Bank Trust, National Association, as successor trustee to Shawmut Bank Connecticut, N.A. (the “Trustee”), that SNET will redeem all of its outstanding $245 million principal amount 7.250% Medium-Term Notes due December 15, 2033, in accordance with the terms of its Indenture dated as of December 13, 1993 with the Trustee. The redemption date will be July 21, 2005.

On June 21, 2005, Pacific Bell Telephone Company formerly known as Pacific Bell (“PB”), a wholly-owned indirect subsidiary of SBC, provided irrevocable notice to The Bank of New York, as successor trustee to First Trust of California, N.A., as Trustee (the “Trustee”), that PB will redeem all of its outstanding $100 million principal amount 6.875% Debentures due August 15, 2023, in accordance with the terms of its Indenture dated as of April 7, 1993 with the Trustee. The redemption date will be July 21, 2005.

On June 21, 2005, Southwestern Bell Telephone, L.P. (“SWBTLP”), a wholly-owned indirect subsidiary of SBC and as successor to Southwestern Bell Telephone Company (“SWBT”), provided irrevocable notice to The Bank of New York, as Trustee (the “Trustee”), that SWBTLP will redeem all of SWBT’s $200 million principal amount 6.625% Debentures due September 1, 2024, in accordance with the terms of SWBT’s Indenture dated as of February 1, 1985, as supplemented by a First Supplemental Indenture dated as of June 1, 1991 with the Trustee (the “SWBT Indenture”). The redemption date will be July 21, 2005.

On June 21, 2005, Illinois Bell Telephone Company (“IB”), a wholly-owned indirect subsidiary of SBC, provided irrevocable notice to J.P. Morgan Trust Company, National Association, as successor trustee to Harris Trust and Savings Bank, as Trustee (the “Trustee”), that IB will redeem all of its outstanding $100 million principal amount 6.625% Debentures due February 1, 2025, in accordance with the terms of its Indenture dated as of September 1, 1992 with the Trustee. The redemption date will be July 21, 2005.

On June 21, 2005, Wisconsin Bell, Inc. (“WB”), a wholly-owned indirect subsidiary of SBC, provided irrevocable notice to J.P. Morgan Trust Company, National Association, as successor trustee to Harris Trust and Savings Bank, as Trustee (the “Trustee”), that WB will redeem all of its outstanding $150 million principal amount 6.750% Debentures due August 15, 2024, in accordance with the terms of its Indenture dated as of May 15, 1993 with the Trustee. The redemption date will be July 21, 2005.

On June 21, 2005, SWBTLP provided irrevocable notice to The Bank of New York, as Trustee, that SWBTLP will redeem all of SWBT’s outstanding $3 million principal amount 6.28% Medium-Term Notes due October 4, 2010, in accordance with the terms of the SWBT Indenture. The redemption date will be July 21, 2005.

On June 21, 2005, SWBTLP provided irrevocable notice to The Bank of New York, as Trustee, that SWBTLP will redeem all of SWBT’s outstanding $3 million principal amount 6.24% Medium-Term Notes due October 5, 2010, in accordance with the terms of the SWBT Indenture. The redemption date will be July 21, 2005.

On June 21, 2005, SWBTLP provided irrevocable notice to The Bank of New York, as Trustee, that SWBTLP will redeem all of SWBT’s outstanding $6 million principal amount 6.32% Medium-Term Notes due October 12, 2010, in accordance with the terms of the SWBT Indenture. The redemption date will be July 21, 2005.

On June 21, 2005, SWBTLP provided irrevocable notice to the Bank of New York, as Trustee, that SWBTLP will redeem all of SWBT’s outstanding $2.3 million principal amount 6.33% Medium-Term Notes due November 15, 2010, in accordance with the terms of the SWBT Indenture. The redemption date will be July 21, 2005.

SBC intends to fund the redemption of these debt issuances primarily by issuing commercial paper and also with funds from operations. SBC expects the aggregate cash payment to be approximately $847 million, including applicable call premiums and accrued interest. SBC expects the redemptions to result in a pre-tax charge of approximately $37 million to SBC’s third-quarter 2005 financial results, representing the call premiums and unamortized discounts and debt issuance costs.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBC COMMUNICATIONS INC.

Date: June 21, 2005	By: /s/ John J. Stephens John J. Stephens Vice President and Controller